Vitro Biopharma Announces up to a $1,000,000 Private Offering of Series A Convertible Preferred and Warrants.

Golden, Colorado – January 22, 2020-Vitro Diagnostics, Inc. (OTCQB: VODG), dba Vitro Biopharma announced a private placement of Units consisting of Series A Convertible Preferred Stock (“Series A Preferred”), Class A Warrants and Class B Warrants. . The Company has authorized the private offering of up to $1,000,000 in Units.

The terms of the Offering are as follows;

The Offering Price of each Unit is $50,000 and consists of shares of Series A Preferred having a Stated Value of $25 per share.  Each unit of Series A Preferred is convertible, at the option of the holder into 200,000 shares of Common Stock at a conversion price of $0.25 cents per share. Each unit of Series A Preferred will earn a coupon of 8% per year based upon its Stated Value.

Each Unit includes a Class A Warrant exercisable for three years to purchase 100,000 shares of Common Stock at an exercise price of $.50 per share and a Class B Warrant exercisable for five years to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share.

The Units are being offered and sold without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemption contained in Rule 506 of Regulation D under the Act. Neither the Units, the Series A Preferred, the Class A Warrants, Class B Warrants, nor the share of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Class A or Class B Warrants may be sold in the United States absent registration under the Act or in reliance upon an available exemption from such registration.

As of January 20, 2020, the Company had completed the sale of $500,000 in Units.

The Company intends to utilize the proceeds of the Offering for regulatory compliance and expanding business operations.

Forward-Looking Statements

Statements herein regarding financial performance have not yet been reported to the SEC nor reviewed by the Company’s auditors. Certain statements contained herein and subsequent statements made by and on behalf of the Company, whether oral or written may contain “forward-looking statements”.  Such forward looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.  Factors that could cause actual results to differ materially include, among others, acceptability of the Company’s products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company’s filings with the Securities and Exchange Commission.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Dr. James Musick

Chief Executive Officer

Vitro Biopharma

(303) 999-2130 Ext. 3

E-mail: jim@vitrobiopharma.com

Source: Vitro Diagnostics, Inc.